WESTERN DIGITAL CORPORATION	EXHIBIT 99.2
INVESTOR INFORMATION SUMMARY
Q3 FY2006 (All $ amounts in millions, except ASPs)

	Q3 FY05	Q4 FY05	Q1 FY06	Q2 FY06	Q3 FY06

HARD DRIVE UNITS (in millions):	15.3	15.8	17.1	18.1	18.8
REVENUE:	$920	$940	$1,010	$1,117	$1,129
AVERAGE SELLING PRICE:	$60	$59	$59	$62	$60
GROSS MARGIN %:	18.2%	17.0%	17.7%	20.4%	19.3%

REVENUE BY CHANNEL:
OEM	56%	57%	55%	56%	53%
DISTRIBUTORS	37%	38%	39%	39%	40%
RETAIL	7%	5%	6%	5%	7%
REVENUE BY GEOGRAPHY:
AMERICAS	36%	38%	36%	32%	39%
EUROPE	30%	25%	29%	34%	27%
ASIA	34%	37%	35%	34%	34%

CASH RELATED INFORMATION:
CASH FLOW FROM OPERATIONS	$112	$113	$40	$117	$119
CAPITAL INVESTMENTS	$48	$80	$50	$52	$104
DEPRECIATION AND AMORTIZATION	$34	$36	$36	$39	$42
DAYS SALES OUTSTANDING	39	39	42	35	39

INVENTORY METRICS:
RAW MATERIALS	$15	$14	$14	$18	$16
WORK IN PROCESS	53	60	54	58	63
FINISHED GOODS	68	79	105	92	99

TOTAL INVENTORY, NET	$136	$153	$173	$168	$178
INVENTORY TURNS	22	20	19	21	21